Table of Contents

Filed Pursuant To Rule 424(b)(3)
Registration No. 333-104577

Product Supplement No. GB-1 (to the Prospectus dated May 28, 2003 and the Prospectus Supplement dated May 28, 2003)

 CANADIAN IMPERIAL BANK OF COMMERCE

Principal Protected Notes (Based on the Value of a Global Basket of Three Equity Indices)

We may offer and sell from time to time principal protected notes the return on which is based on a basket consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index, each of which we refer to as a Basket Index and all of which collectively we refer to as the Global Basket or the Basket Indices.  This Product Supplement No. GB-1 describes terms that will apply generally to the principal protected notes linked to the Global Basket, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate terms and highlights summary or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below.  We refer to such terms and highlights summary and pricing supplements generally as Terms Supplements.  If the terms described in the relevant Terms Supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant Terms Supplement shall control.

  On the Maturity Date, we will pay you the full principal amount of your Notes plus the Basket Return Payment. The Notes are principal protected which means that the Basket Return Payment may not be less than zero and you will receive at least the full principal amount of your Notes at maturity.
  The Notes may pay interest in the form of Coupon Payments, as specified in the relevant Terms Supplement.
  Unless otherwise specified in the relevant terms, the Basket Return Payment, per $1,000 principal amount of Notes, will equal the greater of $0 and the amount determined by the following formula:
Upside Participation Rate				(	Average Basket Value - Strike Basket Value Initial Basket Value	)
	x	$1,000	x

  The Initial Basket Value shall be specified in the relevant Terms Supplement.
  The Average Basket Value is the arithmetic average of the Closing Basket Values on each Determination Date.  In the event that there is only one Determination Date, the Average Basket Value shall be the Final Basket Value.
  The Strike Basket Value shall be specified in the relevant Terms  Supplement.
  The Closing Basket Values shall equal the average of the Closing Index Ratios for each of the three Basket Indices.
  The Closing Index Ratio for each of the three Basket Indices shall be determined by the following formula:
     Closing Index Value  x     Initial Basket Value
                                                  Initial Index Value
  The Closing Index Value is the closing value for each of the three Basket Indices on the applicable Determination Date.
  The Initial Index Value is the Closing Index Value for each of the three Basket Indices on the Pricing Date.
  The Determination Date shall be specified in the relevant Terms Supplement.
  The Final Basket Value is the Closing Basket Value on the final Determination Date.
  The Notes are our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law.
  For important information about tax consequences, see "Supplemental U.S. Federal Income Tax Consequences" beginning on page PS-24.

Your investment in the Notes involves risks. Please read "Risk Factors" beginning on page PS‑6 of this Product Supplement and beginning on page S-2 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Product Supplement and the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

The date of this Product Supplement is January 20, 2006

         "S&P®", "Standard & Poor's®" and "S&P 500®" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us and our affiliates. "Dow Jones EURO STOXX®" and "STOXX®" are trademarks of STOXX Limited and have been licensed for use by us and our affiliates. "Nikkei" and "Nikkei 225" are trademarks of Nihon Keizai Shimbun, Inc. ("NKS") and have been licensed for use by us and our affiliates. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, STOXX Limited or NKS and Standard & Poor's, STOXX Limited and NKS make no representation regarding the advisability of investing in the Notes.

PRODUCT SUPPLEMENT SUMMARY

        The following summary answers some questions that you might have regarding the Notes in general terms only. It does not contain all the information that may be important to you. You should read the summary together with the more detailed information that is contained in the rest of this Product Supplement and in the accompanying prospectus and prospectus supplement. A separate Terms Supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below.  You should carefully consider, among other things, the matters set forth in "Risk Factors." In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes. Please note that references to "CIBC," "we," "our," and "us" refer only to Canadian Imperial Bank of Commerce and not to its consolidated subsidiaries.

Key Terms

Issuer:	Canadian Imperial Bank of Commerce

Maturity Date:	As specified in the relevant Terms Supplement.

Coupon Payments:	To the extent specified in the relevant Terms Supplement, we will pay interest on the Notes in the form of Coupon Payments payable on each Coupon Payment Date at the relevant Coupon Rate.

Coupon Payment Dates:	As specified in the relevant Terms Supplement.
Coupon Rate:	As specified in the relevant Terms Supplement.

Basket Indices/ Global Basket:	The return on the Notes at maturity is linked to the performance of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index, each a "Basket Index."

Payment on Maturity Date:

On the Maturity Date, you will receive the full principal amount of your Notes plus the Basket Return Payment, if any, plus the final Coupon Payment, if any, as specified in the relevant Terms Supplement.

Basket Return Payment:	The Basket Return Payment, per $1,000 principal amount of Notes, will equal the greater of:
(a)	$0; and
(b)	Upside Participation Rate				(	Average Basket Value - Strike Basket Value Initial Basket Value	)
		x	$1,000	x

Upside Participation Rate:	As specified in the relevant Terms Supplement.

Initial Basket Value:	As specified in the relevant Terms Supplement.

Strike Basket Value:	As specified in the relevant Terms Supplement.

Average Basket Value:

The Average Basket Value is the arithmetic average of the Closing Basket Values on each Determination Date.  In the event that there is only one Determination Date, the Average Basket Value shall be the Final Basket Value.

Closing Basket Value:	The Closing Basket Value is the average of the Closing Index Ratio for each of the three Basket Indices.

Closing Index Ratio:	The Closing Index Ratio for each of the three Basket Indices for each Determination Date is determined as follows:
Closing Index Value x Initial Basket Value Initial Index Value

Closing Index Value:	The Closing Index Value for each Determination Date is the closing value for each of the three Basket Indices on the applicable Determination Date.

Initial Index Value:	The Initial Index Value is the Closing Index Value for each of the three Basket Indices on the Pricing Date.

Final Basket Value:	The Final Basket Value is the Closing Basket Value on the final Determination Date.

Determination Date:	As specified in the relevant Terms Supplement, subject to adjustment for non-Trading Days or market disruption events with respect to a Basket Index as follows.

PS-1

If any Determination Date is not a Trading Day or if a market disruption event occurs on any such date with respect to a Basket Index, such Determination Date with respect to that Basket Index will be the immediately succeeding Trading Day during which no market disruption event shall have occurred with respect to that Basket Index; provided that, with respect to any Basket Index, if a market disruption event has occurred on each of the eight Trading Days immediately succeeding any scheduled Determination Date, the calculation agent will determine the applicable Closing Index Value on such eighth succeeding Trading Day in accordance with the formula for calculating the value of the applicable Basket Index last in effect prior to the commencement of the market disruption event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such eighth succeeding Trading Day of each security most recently comprising the applicable Basket Index.

Trading Day:

A day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange(s) for securities underlying the applicable Basket Index; provided that in respect of the Dow Jones EURO STOXX 50® Index only, any day on which (i) the index level sponsor publishes the level of the Basket Index and (ii) Eurex is scheduled to be open for its regular trading session shall be a Trading Day.

Dow Jones EURO STOXX 50® Closing Index Value:

The Dow Jones EURO STOXX 50® Closing Index Value on any Trading Day will equal the closing value of the Dow Jones EURO STOXX 50® Index or any successor index published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Dow Jones EURO STOXX 50® Closing Index Value will be based on the alternate calculation of the Dow Jones EURO STOXX 50® Index described under "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation."

S&P 500® Closing Index Value:

The S&P 500® Closing Index Value on any Trading Day will equal the closing value of the S&P 500® Index or any successor index published at the regular official weekday close of trading on that Trading Day. In certain circumstances, the S&P 500® Closing Index Value will be based on the alternate calculation of the S&P 500® Index described under "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation."

Nikkei 225 Closing Index Value:

The Nikkei 225 Closing Index Value on any Trading Day will equal the official closing value (2nd session) of the Nikkei 225 Index or any successor index published by NIKKEI on that Trading Day. In certain circumstances, the Nikkei 225 Closing Index Value will be based on the alternate calculation of the Nikkei 225 Index described under "Specific Terms of the Notes--Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation."

Pricing Date:	As specified in the relevant Terms Supplement.

Listing:	Unless otherwise specified in the relevant Terms Supplement, the Notes will not be listed on any securities exchange.

Terms Supplement:

The specific terms of the Notes will be described in the relevant Terms Supplement related to this Product Supplement.  The terms described in that document supplement those described here and in the accompanying prospectus and prospectus supplement.  If the terms described in the relevant Terms Supplement are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the relevant Terms Supplement shall control.

QUESTIONS AND ANSWERS REGARDING THE NOTES

What are the Notes?

        The Notes combine certain features of debt and equity by offering a return of principal at maturity, the payment of Coupon Payments, if applicable, and the opportunity to earn an additional return based upon performance of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index.

        The Notes will mature on the Maturity Date. The Notes will be issued in denominations of $1,000 or integral multiples of $1,000. Unless otherwise specified, all references to currency in this Product Supplement are to U.S. dollars. The Notes will be our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

Will I receive interest payments on the Notes?

        The relevant Terms Supplement will indicate whether the Notes you are purchasing will include periodic interest payments or not.

What will I receive at maturity?

        On the Maturity Date, we will pay you the full principal amount of your Notes plus the Basket Return Payment, if any, and the final Coupon Payment, if applicable. The Basket Return Payment, per $1,000 principal amount of Notes, will equal the greater of:

(a)	$0; and
(b)	Upside Participation Rate				(	Average Basket Value - Strike Basket Value Initial Index Value	)
		x	$1,000	x

         The Notes are principal protected, which means that the Basket Return Payment may not be less than zero and, on the Maturity Date, you will receive at least the full principal amount of your Notes plus the final Coupon Payment, if applicable.

         The Upside Participation Rate, the Initial Basket Value, the Strike Basket Value and the Determination Date(s) will be specified in the relevant Terms Supplement.

         The Average Basket Value is the arithmetic average of the Closing Basket Values on each Determination Date, as calculated by the calculation agent on the final Determination Date.   In the event that there is only one Determination Date, the Average Basket Value shall be the Final Basket Value.  The Determination Dates will be specified in the relevant Terms Supplement, subject to adjustment for non-Trading Days, and a determination of the Closing Index Value or the Closing Basket Value required to be made on a Determination Date may be postponed due to a market disruption event as described in "Specific Terms of the Notes--Market Disruption Event."

         The Closing Basket Value for each Determination Date is the average of the Closing Index Ratio for each of the three Basket Indices.  The Final Basket Value is the Closing Basket Value on the final Determination Date.

         The Closing Index Ratio for each of the three Basket Indices is determined as follows:

         Closing Index Value x     Initial Basket Value
                                                    Initial Index Value

        The Closing Index Value is the closing value for the relevant Basket Index on the applicable Determination Date.  The determination of a Closing Index Value may be postponed as described in "Specific Terms of the Notes--Market Disruption Event."  The Initial Index Value is the Index Value pf the relevant Basket Index on the Pricing Date, as specified in the relevant Terms Supplement.

Where can I find specific information about the terms of the Notes?

        The specific terms of the Notes will be described in the relevant Terms Supplement related to this Product Supplement No. GB-1.  The terms described in that document supplement those described here and in the accompanying prospectus and prospectus supplement.  If the terms described in the relevant Terms Supplement are inconsistent with those described here or in the accompanying prospectus or prospectus supplement, the terms described in the relevant Terms Supplement shall control.

What about United States federal income taxes?

         For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest. Under the rules applicable to debt instruments that provide for contingent interest, you generally will be required to include interest income each year you hold the Notes, regardless of whether a Coupon Payment is made on the Notes. Additionally, because the Notes will be classified as debt instruments that provide for contingent interest, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale or other disposition, or upon maturity, of the Notes.

See "U.S. Federal Income Tax Considerations" in the relevant Terms Supplement, as well as the discussion under "Supplemental U.S. Federal Income Tax Consequences" in this Product Supplement.

        Notice Pursuant to I.R.S Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing by CIBC of the Notes. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Who publishes the S&P 500® Index and what does it measure?

        The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.   Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its stock database of approximately 7,000 equities, which Standard & Poor's uses as an   assumed model for the composition of the total market.

        The index is determined, comprised and calculated by the Standard & Poor's division of The McGraw-Hill Companies, Inc., which we refer to as "Standard and Poor's," without regard to the Notes.

        Please note that an investment in the Notes does not entitle you to any ownership interest in the stocks of the companies included in the S&P 500® Index.

        For further information, please see "The S&P 500® Index."

Who publishes the Dow Jones EURO STOXX 50® Index and what does it measure?

        The Dow Jones EURO STOXX 50® Index is a capitalization‑weighted index of 50 European blue-chip stocks. The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 on December 31, 1991.

        Please note that an investment in the Notes does not entitle you to any ownership interest in the stocks of the companies included in the Dow Jones EURO STOXX 50® Index.

        For further information, please see "The Dow Jones EURO STOXX 50® Index."

Who publishes the Nikkei 225 Index and what does it measure?

        The Nikkei 225 Index is a stock index calculated, published and disseminated by the Nihon Keizai Shimbun, Inc. ("NKS") that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the "TSE") representing a broad cross‑section of Japanese industries. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. All 225 underlying stocks are listed in the First Section of the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the Index) be included in the Nikkei 225 Index.

Please note that an investment in the Notes does not entitle you to any ownership interest in the stocks of the companies included in the Nikkei 225 Index.

        For further information, please see "Nikkei 225 Index."

Will the Notes be listed on a securities exchange?

        The Notes will not be listed on any securities exchange unless otherwise specified in the relevant Terms Supplement.  A liquid trading market may not be available for the Notes. Accordingly, you should be willing to hold your investment in the Notes until the Maturity Date. You should review the section entitled "Risk Factors--Secondary trading may be limited."

Who should invest in the Notes?

        The Notes are not suitable for all investors. The Notes might be considered by investors who are willing to forego market interest payments, such as floating interest rates paid on a conventional debt security, with a comparable credit rating in return for receiving the possibility of earning a return if the Basket Return Payment is greater than zero and Coupon Payments, if applicable.

        You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks. We have described the most significant risks relating to the Notes under the heading "Risk Factors" in this Product Supplement and in the accompanying prospectus supplement, which you should read before making an investment in the Notes.

RISK FACTORS

        An investment in the Notes is subject to the risks described below as well as described beginning on page S-2 of the accompanying prospectus supplement. The Notes are a riskier investment than ordinary debt securities. You should carefully consider whether the Notes are suited to your particular circumstances.

The terms of the Notes differ from those of conventional debt securities.

The terms of the Notes differ from those of conventional debt securities in that all or a portion of your return on your investment in the Notes will be based on the performance of the Global Basket rather than a stated interest rate.  Depending on the performance of the three Basket Indices, the return on your investment in the Notes may be less than the amount you would have received on a conventional fixed or floating rate debt security.

The Notes may not pay more than the principal amount, and accrued and unpaid interest, if applicable, at maturity.

        It is possible that one or more of the Basket Indices may not increase over the relevant period, or, even if one or more of the Basket Indices does increase, that the Basket Return Payment will not exceed zero. If the Basket Return Payment does not exceed zero, the amount of the Basket Return Payment paid on the Maturity Date will be zero. Consequently, you may receive only the full principal amount of your Notes plus the final Coupon Payment, if applicable, at maturity.

Changes in the value of one or more of the Basket Indices may offset each other.

        Price movements in the Basket Indices may not correlate with each other. At a time when the value of one or more of the Basket Indices increases, the value of one or more of the other Basket Indices may not increase as much or may even decline in value. Therefore, in calculating the Basket Return Payment, increases in the value of one or more of the Basket Indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Basket Indices.

        You cannot predict the future performance of any of the Basket Indices or of the basket as a whole, or whether increases in the levels of any of the Basket Indices will be offset by decreases in the levels of other Basket Indices, based on their historical performance. In addition, there can be no assurance that the Average Basket Value less the Strike Basket Value will be higher than the Initial Basket Value. If the Basket Return Payment is not greater than zero, you will receive at maturity only the principal amount of the Notes plus the final Coupon Payment, if applicable.

The appreciation potential of the Notes will be limited if the Upside Participation Rate is less than 100%.

        If the Upside Participation Rate is less than 100%, the appreciation potential of the Notes will be limited to that percentage in the calculated appreciation of the Global Basket.  For example, if the Upside Participation Rate is 80%, the appreciation potential of the Notes is limited to 80% of the calculated appreciation in the Global Basket.  Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the Global Basket or the stocks underlying the Global Basket.

Owning the Notes is not the same as owning the Basket Index stocks or a security directly linked to the performance of the Basket Indices.

        The return on your Notes will not reflect the return you would realize if you actually owned the common stocks comprising the Basket Indices to which your Note is linked, or a security directly linked to the performance of the Basket Indices and held such investment for a similar period because:

  as more fully described in the next risk factor, the return is calculated based on the average of the Closing Basket Values over the applicable Determination Dates;

  at a minimum, you will receive the full principal amount of your Notes if the Notes are held to maturity; and

  the value of the Basket Indices is calculated in part by reference to the prices of the Basket Indices' stocks without taking into consideration the value of dividends paid on those Basket Indices' stocks.

         You will not receive any dividends that may be paid on any of the Basket Indices' stocks by the Basket Indices' stock issuers. In addition, as an owner of the Notes, you will not have voting rights or any other rights that holders of Basket Indices' stocks may have.

In the event that there is more than one Determination Date, the Average Basket Value may be less than the Closing Basket Value on the final Determination Date of the Notes or may be less than the Closing Basket Value on any Determination Date during the term of the Notes.

        Because the Average Basket Value will be calculated based on the Closing Basket Value on each Determination Date, the Closing Basket Value on the final Determination Date or at other times during the term of the Notes could be higher than the Average Basket Value. This difference could be particularly large if there is a significant increase in the Closing Basket Values during the latter portion of the term of the Notes or if there is significant volatility in the Closing Basket Values during the term of the Notes.

        For example, if Closing Basket Values decline or remain relatively constant during the first several years, and then significantly increase above the Initial Basket Value in the six months prior to maturity, the Average Basket Value will be significantly lower than the Closing Basket Value on the final Determination Date. This is because the Average Basket Value will be based on the Closing Basket Value on each Determination Date. Similarly, if Closing Basket Values steadily increase during the first several years and then steadily decrease back to the Initial Basket Value by the final Determination Date, the Average Basket Value will be significantly less than the Closing Basket Value at its peak, and more than the Closing Basket Value on the final Determination Date.

        Calculating the Average Basket Value is not equivalent to using either the Closing Basket Value on the final Determination Date or the average daily Closing Basket Value over the entire period of measurement. Since each Determination Date is prior to the Maturity Date, you will not have exposure to the actual performance of each Basket Index over the term of the Notes. Instead, you will have exposure to the average of the performance of each Basket Index on each Determination Date only.

 There are risks associated with investments in securities indexed to the value of foreign equity securities.

         The underlying stocks that constitute the Dow Jones EURO STOXX 50® Index have been issued by companies in various European countries and the underlying stocks that constitute the Nikkei 225 Index have been issued by Japanese companies. Investments in securities indexed to the value of European and Japanese equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross‑shareholdings in companies in certain countries. Also, there is generally less publicly available information about European and Japanese companies than about U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and European and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The maturity payment amount for the Notes will not be adjusted for changes in the Japanese yen/U.S. dollar or the euro/U.S. dollar exchange rates.

         Although the stocks underlying the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index are traded in Japanese yen and euros, respectively, and the Notes, which are linked to the Basket Indices, are denominated in U.S. dollars, the maturity payment amount will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate or the euro/U.S. dollar exchange rate. Changes in exchange rates, however, may reflect changes in the Japanese or European economy, as applicable, that in turn may affect the maturity payment amount for the Notes. The maturity payment amount will be based solely on the principal amount of the Notes plus the Basket Return Payment, if any, and the final Coupon Payment, if applicable.

 You will be required to pay taxes on your Notes each year.

        For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest.  Under the rules applicable to debt instruments that provide for contingent interest, you generally will be required to include interest income each year you hold the Notes.  Additionally, because the Notes will be classified as debt instruments that provide for contingent interest, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale or other disposition, or upon maturity, of the Notes.  See "U.S. Federal Income Tax Considerations" in the relevant Terms Supplement, as well as the discussion under "Supplemental U.S. Federal Income Tax Consequences" in this Product Supplement.

        Notice Pursuant to I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing by CIBC of the Notes. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Adjustments to the Basket Indices could adversely affect the value of the Notes.

        STOXX Limited, the publisher of the Dow Jones EURO STOXX 50® Index, is responsible for calculating and maintaining the EURO STOXX 50® Index. Standard & Poor's Corporation, or S&P®, the publisher of the S&P 500® Index, is responsible for calculating and maintaining the S&P 500® Index. Nihon Keizai Shimbun, Inc. ("NKS"), the publisher of the Nikkei 225 Index, is responsible for calculating and maintaining the Nikkei 225 Index.

        The publisher of any Basket Index can add, delete or substitute the stocks underlying the Basket Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Basket Index. Any of these actions could adversely affect the value of the Notes.

        The publisher of any Basket Index may discontinue or suspend calculation or publication of the Basket Index at any time. In these circumstances, the calculation agent--which initially will be us--will have the sole discretion to substitute a successor index that is comparable to the discontinued index. We could have an economic interest that is different than that of investors in the Notes insofar as, for example, we are not precluded from considering indices that are calculated and published by us or any of our affiliates. If we determine that there is no appropriate successor index, on the following Determination Date(s) the Closing Index Value for the affected Basket Indices will be based on the closing prices of the remaining Basket Indices and the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by us, as calculation agent, in accordance with the formula for calculating the Closing Index Value last in effect prior to discontinuance of the applicable Basket Index.

Historical levels of the Basket Indices should not be taken as an indication of the future performance of the Basket Indices during the term of the Notes.

        The trading prices of the Basket Indices' stocks will determine the level of each Basket Index. As a result, it is impossible to predict whether the level of the Basket Indices will rise or fall. Trading prices of the Basket Indices' stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which the Basket Indices' stocks are traded, the values of the Basket Indices' stocks themselves and other equity securities.

Changes in our credit ratings may affect the value of the Notes.

        Real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase in the value of the Basket Indices, trends in the movement of the Basket Indices and the volatility of the Basket Indices, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Secondary trading may be limited.

        Unless otherwise specified in the relevant Terms Supplement, the Notes will not be listed on any securities exchange.  There may be little or no secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

        CIBC World Markets intends to act as a market maker for the Notes, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBC World Markets is willing to transact.  If at any time, CIBC World Markets is not acting as a market maker, it is likely that there would be little or no secondary market for the Notes.  Therefore, you should be willing to hold your Notes to maturity.  If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

We and our affiliates have no affiliation with the publishers of the Basket Indices and are not responsible for their public disclosure of information.

        We and our affiliates are not affiliated with any of the publishers of the Basket Indices in any way (except for the licensing arrangements discussed below in "The S&P 500® Index--License Agreement", "The Dow Jones EURO STOXX 50® Index--License Agreement" and "The Nikkei 225 Index--License Agreement") and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the index. If a publisher of a Basket Index discontinues or suspends the calculation of its respective Basket Index, it may become difficult to calculate the Closing Index Value of such Basket Index on each Determination Date. In our role as calculation agent, we may designate a successor index if a Basket Index is discontinued. If we determine that no successor index comparable to the discontinued Basket Index exists, we will calculate the Closing Index Values on each Determination Date in our role as calculation agent in accordance with the formula previously used to calculate the Closing Index Values, and we have the right to make adjustments or calculations we deem to be necessary to achieve an equitable result. See "Specific Terms of the Notes--Market Disruption Event" and "Specific Terms of the Notes--Discontinuation of or Adjustments to the Basket Indices; Alteration of Method of Calculation." None of the publishers of the Basket Indices is involved in the offer of the Notes in any way and none of them has any obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

        We have derived the information about each of the Basket Indices in this Product Supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about any of the Basket Indices contained in this Product Supplement. You, as an investor in the Notes, should make your own investigation into the Basket Indices and their publishers.

There are potential conflicts of interest between you and the calculation agent.

        We will initially serve as the calculation agent. We will, among other things, decide the amount, if any, of the return paid out to you on the Notes at maturity and determine the Closing Index Values for each Basket Index on each Determination Date. For a description of our role as calculation agent, see "Specific Terms of the Notes--Role of Calculation Agent." In our role as calculation agent, we will exercise our judgment when performing our functions. For example, we may have to determine whether a market disruption event affecting the Basket Indices' stocks or one or more of the Basket Indices has occurred or is continuing on a Determination Date. Absent manifest error, all of our determinations in our role as calculation agent will be final and binding on you and us, without any liability on our part. You will not be entitled to any compensation from us for any loss suffered as a result of any of our determinations in our role as calculation agent.

        Since these determinations by us as calculation agent may affect the market value of the Notes, we may have a conflict of interest if we need to make any such decision.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the Basket Indices.

        We or our affiliates expect to enter into hedging activities related to the Notes (and possibly to other instruments linked to the Basket Indices or their component stocks), including trading in the stocks underlying the Basket Indices as well as in other instruments related to the Basket Indices. We or our affiliates may also trade the stocks underlying the Basket Indices and other financial instruments related to the Basket Indices on a regular basis as part of our general broker‑dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the Notes for initial sale to the public could potentially increase the Initial Index Value of one or more of the Basket Indices and, as a result, could increase the values at which the Basket Indices must close on the Determination Dates before you receive a Basket Return Payment. Additionally, such hedging or trading activities during the term of the Notes could potentially affect the values of the Basket Indices on the Determination Dates and, accordingly, the amount of cash you will receive at maturity.

We can postpone a determination of the Closing Basket Value on a Determination Date if a market disruption event with respect to one or more of the Basket Indices occurs on such date.

        In our role as calculation agent, we may postpone any determination of one or more of the Closing Index Values of the Basket Indices if we determine that on the applicable Determination Date for a Basket Index, a market disruption event has occurred or is continuing with respect to such Basket Index. If such a postponement occurs, in our role as calculation agent, we will determine the Closing Index Value for such Basket Index on the first Trading Day after that date on which no market disruption event occurs or is continuing with respect to such Basket Index. In no event, however, will the necessary determination be postponed for more than eight consecutive Trading Days immediately following the originally scheduled Determination Date.

        If a Determination Date for a Basket Index is postponed to the last possible day, but a market disruption event occurs or is continuing with respect to such Basket Index on that day, that day will nevertheless be the date on which the determination of the Closing Index Value will be made. In such an event, in our role as calculation agent, we will determine the Closing Index Value for the affected Basket Index in accordance with the formula for determining the Closing Index Value in effect before the market disruption event. This determination may involve estimating the value of securities included in the Basket Index.

        A postponement of the determination of one or more of the Closing Index Values will postpone the determination of the relevant Closing Basket Value.  If the determination of the Closing Index Value for one or more of the Basket Indices on the final Determination Date is postponed as a result of a market disruption event, the maturity of the Notes will be postponed until three business days after such last determination is made.

USE OF PROCEEDS

        Unless otherwise specified in the relevant Terms Supplement, the net proceeds we receive from the sale of the Notes will be used for general corporate purposes, which may include additions to working capital, investments in or extension of credit to our subsidiaries and the repayment of indebtedness, and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes.

 THE S&P 500® INDEX

        We have derived all information regarding the S&P 500® Index contained in this Product Supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor's. Standard & Poor's owns the copyright and all other rights to the index. Standard & Poor's has no obligation to continue to publish the index, and may discontinue publication of the index. Current information regarding the market value of the index is available from Standard & Poor's on their website:  http://www.standardandpoors.com and from numerous public information sources. We do not make any representation that the publicly available information about the index is accurate or complete. The index is determined, comprised and calculated by Standard & Poor's without regard to the Notes. Neither we nor any of our affiliates accept any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in the index.

         The index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time, which are referred to as index stocks, compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of approximately 7,000 equities, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        Standard & Poor's may from time to time, in its sole discretion, add companies to or delete companies from the index to achieve the objectives stated above.

        Standard & Poor's calculates the index by reference to the prices of the index stocks without taking account of the value of dividends paid on such stocks.

        In March 2005, the official index values for the S&P 500® Index moved from a market capitalization weighted formula to a free float‑adjusted calculation based on half of the intended float factor for each constituent, and in September 2005, the index moved to a full free float‑adjustment.  Although the criteria used in selecting stocks for the S&P 500® Index did not change due to float adjustment, each company's weight in the index will be affected.

        Under float adjustment, the number of shares used to calculate the S&P 500® Index will reflect only those shares available to investors rather than all of the company's outstanding shares.  There are three groups of shareholders whose holdings are subject to float adjustment: holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; holdings by government entities, including all levels of government in the U.S. or in foreign countries; and holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, along with the holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.  In each of the above three groups, holdings are totaled and where the holdings in a group exceed 10% of the outstanding shares of the company, the holdings of that group are excluded from the float‑adjusted share count used to calculate the S&P 500® Index.

        Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float.  The following are all part of the float: mutual funds, investment advisory firms, pension funds or foundations not associated with the company, investment funds in insurance companies, shares of a U.S. company traded in Canada as "exchangeable shares" (unless such shares fall into one of the three groups listed above), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost.

        For each stock in the S&P 500® Index, an investable weight factor ("IWF") is calculated by dividing the available float shares for that stock by the total number of shares outstanding.  The available float shares are the total number of shares outstanding less the number of shares held in one or more of the three groups listed above where the group holdings are greater than 10% of the outstanding shares.  The float‑adjusted index is calculated by dividing the sum of the IWF multiplied by the price and total shares outstanding for each stock in the index by the index divisor.  In the case of a company which has multiple classes of stock, a weighted average IWF for each stock is calculated using the proportion of the total company market capitalization of each share class as weights.

 Computation of the Index

         Standard & Poor's currently computes the index as of a particular time as follows:

  the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

  the market values of all component stocks as of that time are aggregated;

  the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

  the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

  the current aggregate market value of all component stocks is divided by the base value; and

  the resulting quotient, expressed in decimals, is multiplied by ten.

         While Standard & Poor's currently employs the above methodology to calculate the index, no assurance can be given that it will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the Notes.

         Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

   the issuance of stock dividends;

   the granting to shareholders of rights to purchase additional shares of stock;

   the purchase of shares by employees pursuant to employee benefit plans;

   consolidations and acquisitions;

   the granting to shareholders of rights to purchase other securities of the issuer;

   the substitution by Standard & Poor's of particular component stocks in the index; or

   other reasons.

         In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value	x	New Market Value	=	New Base Value
Old Market Value

         The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the index.

         Standard & Poor's does not guarantee the accuracy or the completeness of the index or any data included in the index. Standard & Poor's assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the index. Standard & Poor's disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining the amount payable at maturity.

 License Agreement

         We have entered into a non-exclusive license agreement with Standard & Poor's for the license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Standard & Poor's (including the S&P 500® Index) in connection with certain securities, including the Notes.

         The license agreement between us and Standard & Poor's requires that the following language be stated in this Product Supplement:

         The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500® Index to track general stock market performance. Standard & Poor's only relationship to us is the licensing of certain trademarks and trade names of Standard & Poor's and of the S&P 500® Index which is determined, composed and calculated by Standard & Poor's without regard to us or the Notes. Standard & Poor's has no obligation to take our needs or the needs of the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the Notes.

        STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR'S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        "Standard & Poor's®," "S&P®," "S&P 500®," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Notes.

THE DOW JONES EURO STOXX 50® INDEX

        We have derived all information contained in this Product Supplement regarding the Dow Jones EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

         The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50® Index began on February 26, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50® Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.STOXX.com.

         The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

        The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Index

        The Dow Jones EURO STOXX 50® Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed, base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index	=	free float market capitalization of the Index	x	1,000
adjusted base date market capitalization of the Index

         The "free float market capitalization of the Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

         The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones EURO STOXX 50® Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

 (1)   Split and reverse split:

 Adjusted price = closing price * A/B

 New number of shares = old number of shares * B/A

 Divisor: no change

 (2)   Rights offering:

 Adjusted price = (closing price * A + subscription price * B) /(A + B)

 New number of shares = old number of shares * (A + B) /A

 Divisor: increases

 (3)   Stock dividend:

 Adjusted price = closing price * A / (A + B)

 New number of shares = old number of shares * (A + B) /A

 Divisor: no change

 (4)   Stock dividend of another company:

 Adjusted price = (closing price * A -- price of other company * B) /A

 Divisor: decreases

 (5)   Return of capital and share consolidation:

 Adjusted price = (closing price -- capital return announced by company * (1-withholding tax)) * A/B

 New number of shares = old number of shares * B /A

 Divisor: decreases

 (6)   Repurchases of shares/self tender:

 Adjusted price = ((price before tender * old number of shares) -- (tender price * number of tendered shares))/(old number of shares -- number of tendered shares)

 New number of shares = old number of shares -- number of tendered shares

 Divisor: decreases

 (7)   Spin‑off:

 Adjusted price = (closing price * A -- price of spun-off shares * B) /A Divisor: decreases

 (8)   Combination stock distribution (dividend or split) and rights offering:

 For this corporate action, the following additional assumptions apply:

  Shareholders receive B new shares from the distribution and C new shares from the rights offering for every one A share held

  If A is not equal to one share, all the following "new number of shares" formulae need to be divided by A:

 --     If rights are applicable after stock distribution (one action applicable to other):

 Adjusted price = (closing price * A + subscription price * C * (1 + B/A))/((A + B) * (1 + C/A))

 New number of shares = old number of shares * ((A + B) * (1 + C/A))/A

 Divisor: increases

 --     If stock distribution is applicable after rights (one action applicable to other):

 Adjusted price = (closing price * A + subscription price * C) /((A + C) + (1 + B/A))

 New number of shares = old number of shares * ((A + C) * (1 + B/A))

 Divisor: increases

 --     Stock distribution and rights (neither action is applicable to the other):

 Adjusted price = (closing price * A + subscription price * C) /(A + B+ C)

 New number of shares = old number of shares * (A + B + C) /A

 Divisor: increases

 License Agreement

         We have entered into a non-exclusive license agreement with STOXX Limited for the license to us, and certain of our affiliated companies or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX Limited (including the Dow Jones EURO STOXX 50® Index) in connection with certain securities, including the Notes.

         The license agreement between us and STOXX Limited requires that the following language be stated in this Product Supplement:

         STOXX AND DOW JONES HAVE NO RELATIONSHIP TO CIBC, OTHER THAN THE LICENSING OF THE DOW JONES EURO STOXX 50® INDEX AND THE RELATED TRADEMARKS FOR USE IN CONNECTION WITH THE DEPOSIT NOTES.

 STOXX AND DOW JONES DO NOT:

   SPONSOR, ENDORSE, SELL OR PROMOTE THE NOTES.

   RECOMMEND THAT ANY PERSON INVEST IN THE NOTES OR ANY OTHER SECURITIES.

  HAVE ANY RESPONSIBILITY OR LIABILITY FOR OR MAKE ANY DECISIONS ABOUT THE TIMING, AMOUNT OR PRICING OF THE NOTES.

  HAVE ANY RESPONSIBILITY OR LIABILITY FOR THE ADMINISTRATION, MANAGEMENT OR MARKETING OF THE NOTES.

  CONSIDER THE NEEDS OF THE NOTES OR THE OWNERS OF THE NOTES IN DETERMINING, COMPOSING OR CALCULATING THE DOW JONES EURO STOXX 50® INDEX OR HAVE ANY OBLIGATION TO DO SO.

STOXX AND DOW JONES WILL NOT HAVE ANY LIABILITY IN CONNECTION WITH THE NOTES. SPECIFICALLY:

  STOXX AND DOW JONES DO NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED AND DISCLAIM ANY AND ALL WARRANTY ABOUT:

  THE RESULTS TO BE OBTAINED BY THE NOTES, THE OWNER OF THE NOTES OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX AND

  THE DATA INCLUDED IN SUCH INDEX.

  THE ACCURACY OR COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX AND ITS DATA.

  THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE DOW JONES EURO STOXX 50® INDEX AND ITS DATA.

  STOXX AND DOW JONES WILL HAVE NO LIABILITY FOR ERRORS, OMISSIONS OR INTERRUPTIONS IN THE DOW JONES EURO STOXX 50® INDEX OR ITS DATA.

  UNDER NO CIRCUMSTANCES WILL STOXX OR DOW JONES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF STOXX OR DOW JONES KNOWS THAT THEY MIGHT OCCUR.

        THE LICENSING AGREEMENT BETWEEN CIBC AND STOXX IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE DEPOSIT NOTES OR ANY THIRD PARTIES.

THE NIKKEI 225 INDEX

        All information in this Product Supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, NKS or any of its affiliates. NKS owns the copyright and all other rights to the Nikkei 225 Index. NKS has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index. We do not assume any responsibility for the accuracy or completeness of such information.   For more information, see the NKS website:  http://www.nni.nikkei.co.jp   Historical performance of the Nikkei 225 Index is not an indication of future performance. Future performance of the Nikkei 225 Index may differ significantly from historical performance, either positively or negatively.

         The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks trading on the Tokyo Stock Exchange (the "TSE"), and represents a broad cross‑section of Japanese industry. All 225 Index Constituent Stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

        The Nikkei 225 Index is a modified, price‑weighted index. Each stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the Nikkei 225 Index by multiplying the per-share price of each stock underlying the Nikkei 225 Index by the corresponding weighting factor for that stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, is subject to periodic adjustments as described below. The weighting factor for each stock underlying the Nikkei 225 Index is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each stock underlying the Nikkei 225 Index when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related stock underlying the Nikkei 225 Index that are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the stock underlying the Nikkei 225 Index, which is currently the TSE. The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

         In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes affecting the stock underlying the Nikkei 225 Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Nikkei 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any stock underlying the Nikkei 225 Index, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change.

         Stocks underlying the Nikkei 225 Index may be deleted or added by NKS. NKS conducts a periodic review in October of each year to reconsider component issues from the standpoint of changes in the industry and market structure. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the stocks underlying the Nikkei 225 Index except when a stock underlying the Nikkei 225 Index is deleted in accordance with the following criteria.

         Any stock underlying the Nikkei 225 Index becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the stocks underlying the Nikkei 225 Index: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the stock underlying the Nikkei 225 Index to the "Kanri Post" (Post for stocks under supervision); transfer of the stock to the "Seiri Post" (the Liquidation Post); or transfer of the Nikkei Index Stock to the Second Section of the TSE. In addition, Nikkei Index Stocks with relatively low liquidity based on trading volume and price fluctuation over the past five years may be deleted by NKS. Upon deletion of a stock underlying the Nikkei 225 Index from the stocks underlying the Nikkei 225 Index, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted stock underlying the Nikkei 225 Index. Until such replacement, the Nikkei 225 Index will be calculated with the stocks underlying the Nikkei 225 Index less the deleted stock underlying the Nikkei 225 Index.

       A list of the issuers of the stocks underlying the Nikkei 225 Index is available from the NKS Economic Electronic Databank System and from the NKS directly. NKS may delete, add or substitute any stock underlying the Nikkei 225 Index.

 The Tokyo Stock Exchange

         The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours for TSE-listed stocks are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

         Due to time zone differences, on any normal trading day the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on any particular business day will generally be available in the United States by the opening of business on that business day.

        The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special offer quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter‑orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations, special quotes or by suspension of trading in stocks underlying the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the Notes.

        We have entered into a non-exclusive license agreement with NKS for the license to us, and certain of our affiliated companies or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by NKS (including the Nikkei 225 Index) in connection with certain securities, including the Notes.

        The Nikkei 225 Index is intellectual property of Nihon Keizai Shimbun, Inc.; "Nikkei", "Nikkei Average", "Nikkei Stock Average" and "Nikkei 225" are the service marks of Nihon Keizai Shimbun, Inc. Nihon Keizai Shimbun, Inc. reserves all rights, including copyright, to the Nikkei 225 Index.

        THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY NIHON KEIZAI SHIMBUN, INC. NIHON KEIZAI SHIMBUN, INC. DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED AS TO THE USE OF THE INDEX OR THE FIGURE AT WHICH THE INDEX STANDS ON ANY PARTICULAR DAY OR OTHERWISE. THE INDEX IS COMPILED AND CALCULATED SOLELY BY NIHON KEIZAI SHIMBUN, INC. HOWEVER, NIHON KEIZAI SHIMBUN, INC. SHALL NOT BE LIABLE TO ANY PERSON FOR ANY ERROR IN THE INDEX AND NIHON KEIZAI SHIMBUN, INC. SHALL NOT BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON, INCLUDING A PURCHASER OR VENDOR OF THE NOTES, OF ANY ERROR THEREIN.

        IN ADDITION, NIHON KEIZAI SHIMBUN, INC. GIVES NO ASSURANCE REGARDING ANY MODIFICATION OR CHANGE IN ANY METHODOLOGY USED IN CALCULATING THE NIKKEI 225 INDEX AND IS UNDER NO OBLIGATION TO CONTINUE THE CALCULATION, PUBLICATION AND DISSEMINATION OF SUCH INDEX.

SPECIFIC TERMS OF THE NOTES

        In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Clearance and Settlement" in the accompanying prospectus supplement.

        The Notes are part of a series of debt securities entitled "Principal Protected Notes (Based on the Value of a Global Basket of Three Equity Indices)" that we may issue under the indenture, described in the accompanying prospectus supplement and prospectus, from time to time. This Product Supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all equity linked notes are described in "Description of Notes--Equity‑Linked Notes" in the accompanying prospectus supplement. The specific terms of the Notes will be described in the relevant Terms Supplement related to this Product Supplement.  The terms described in that document supplement those described in the accompanying prospectus supplement.  If the terms described in the relevant Terms Supplement are inconsistent with those described in this Product Supplement, the accompanying prospectus or the accompanying prospectus supplement, the terms described in the relevant Terms Supplement are controlling.

        Please note that the information about the price to the public and our net proceeds in the Terms Supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

        We describe the terms of the Notes in more detail below. Each of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the Nikkei 225 Index is referred to as a "Basket Index" and collectively referred to as "Basket Indices."

Denominations

        The Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Ranking

        The Notes will be our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank pari passu in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

 Interest

         As specified in the relevant Terms Supplement, certain Notes will make Coupon Payments on each Coupon Payment Date, however, some Notes will make no interest payments.  See the relevant Terms Supplement for details.

 Payment at Maturity

         On the Maturity Date you will receive a cash payment per Note equal to the full principal amount of the Note plus the Basket Return Payment, if any, plus the final Coupon Payment, if applicable.

         The Basket Return Payment, per $1,000 principal amount of Notes, will equal the greater of:

(a)	$0; and

(b)	Upside Participation Rate	x	$1,000	x	(	Average Basket Value - Strike Basket Value Initial Basket Value	)

         The Notes are principal protected, which means that the Basket Return Payment may not be less than zero and, on the Maturity Date, you will receive at least the full principal amount of your Notes plus the final Coupon Payment, if applicable.

         The Upside Participation Rate, the Initial Basket Value, the Strike Basket Value and the Determination Date(s) will be specified in the relevant Terms Supplement.

        The Average Basket Value is the arithmetic average of the Closing Basket Values on each Determination Date, as calculated by the calculation agent on the final Determination Date.   In the event that there is only one Determination Date, the Average Basket Value shall be the Final Basket Value.  If any Determination Date is not a Trading Day or if a market disruption event occurs on any such date with respect to a Basket Index, such Determination Date with respect to that Basket Index will be the immediately succeeding Trading Day during which no market disruption event shall have occurred with respect to that Basket Index; provided that, with respect to any Basket Index, if a market disruption event has occurred on each of the eight Trading Days immediately succeeding any of the scheduled Determination Dates, the calculation agent will determine the Closing Index Value for such Basket Index on such eighth succeeding Trading Day in accordance with the formula for calculating the value of the applicable Basket Index last in effect prior to the commencement of the market disruption event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such eighth succeeding Trading Day of each security most recently comprising the applicable Basket Index.

         The Closing Basket Value for each Determination Date is the average of the Closing Index Ratio for each of the three Basket Indices.  The Final Basket Value is the Closing Basket Value on the final Determination Date.

         The Closing Index Ratio for each of the three Basket Indices for each Determination Date is determined as follows:

         Closing Index Value x        Initial Basket Value
                                                        Initial Index Value

         The Closing Index Value is the closing value for the relevant Basket Index on the applicable Determination Date.  The Initial Index Value is the Index Value of the relevant Basket Index on the Pricing Date, as specified in the relevant Terms Supplement.

Business Day

         A business day is a day that is not a day on which banking institutions in New York City are authorized or required by law to close. If the Maturity Date or a Coupon Payment Date is not a business day, we will make the payment scheduled to be made on that date on the next succeeding business day, but we will not pay any interest on that payment during the period from and after the scheduled Maturity Date or Coupon Payment Date.

 Trading Day

         A day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange(s) for securities underlying the applicable Basket Index; provided that with respect to the Dow Jones EURO STOXX 50® Index only, a Trading Day will be any day on which (i) the index level sponsor publishes the level of the Basket Index and (ii) Eurex is scheduled to be open for its regular trading session.

 Maturity Date

         The Maturity Date will be as specified in the relevant Terms Supplement. The Maturity Date may be extended if the final Determination Date is postponed as a result of a market disruption event or otherwise. In that case, the Maturity Date will be the third business day following the latest final Determination Date with respect to any Basket Index so postponed.

 Market Disruption Event

         The determination of the Closing Index Value on any Determination Date may be postponed if the calculation agent determines that, on that Determination Date, a market disruption event has occurred or is continuing with respect to any Basket Index. If such a postponement occurs, the Determination Date for such Basket Index will be the first Trading Day on which no market disruption event occurs or is continuing with respect to that Basket Index.

         If a market disruption event with respect to any Basket Index continues for eight consecutive scheduled Trading Days after the originally scheduled Determination Date for such Basket Index, then the eighth Trading Day after that date will be deemed to be the Determination Date for such Basket Index and the basket Closing Index Value will be determined by the calculation agent in accordance with the formula for and method of calculating the value of the applicable Basket Index last in effect prior to the commencement of the market disruption event, without rebalancing or substitution, using the closing price on such eighth succeeding Trading Day of each security most recently comprising the applicable Basket Index. If trading in the relevant securities has been materially suspended or materially limited, the calculation agent will estimate, in good faith, the closing value of such security as of that date.

         A "market disruption event" means, with respect to any Basket Index, an "early closure" or the occurrence or existence of a "trading disruption" or an "exchange disruption," which in either case the calculation agent determines is material, at any time during the one hour period that ends at the time such Basket Index is to be valued.

   "Early closure" with respect to any Basket Index means the closure on a Trading Day of the relevant exchanges of the securities that then comprise 20 percent or more of such Basket Index (or any exchanges or quotation systems on which the calculation agent determines trading has a material effect on the overall market for options and futures contracts relating to such Basket Index) prior to their scheduled closing time unless such earlier closing time is announced by such exchanges at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on such exchanges on such day and (b) the submission deadline for orders to be entered into the relevant exchanges for execution at the valuation time on such day.

  A "trading disruption" with respect to any Basket Index is (a) any suspension of or limitation imposed on trading by the relevant exchanges (or any exchanges or quotation systems on which the calculation agent determines trading has a material effect on the overall market for options and futures contracts relating to such Basket Index) or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant exchange or related exchange or otherwise (1) on any relevant exchanges relating to securities that then comprise 20 percent or more of the level of such Basket Index, or (2) in futures or options contracts relating to such Basket Index on any exchanges or quotation systems on which the calculation agent determines trading has a material effect on the overall market for Basket Indices options and futures contracts, or (b) any event, circumstance or cause (whether or not reasonably foreseeable) beyond the reasonable control of us or any person that does not deal at arm's length with us which has or will have a material adverse effect on the ability of equity dealers generally to place, maintain or modify hedges of positions in respect of such Basket Index.

  An "exchange disruption" with respect to any Basket Index is any event (other than an early closure) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (a) to effect transactions in, or obtain market values for, securities that then comprise 20 percent or more of the level of such Basket Index on the relevant exchanges, or (b) to effect transactions in, or obtain market values for, futures or options contracts relating to such Basket Index on any relevant exchange.

        For the purposes of determining whether a "market disruption event" has occurred with respect to a Basket Index, the relevant contribution of a component security to the level of a Basket Index will be based on a comparison of (x) the portion of the level of such Basket Index attributable to that component security to (y) the overall level of such Basket Index, in each case immediately before the market disruption event.

Optional Tax Redemption

        We have the right to redeem the Notes in the circumstances described under "Description of Notes--Redemption and Repayment of Notes--Tax Redemption" in the accompanying prospectus supplement. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic positions.

Discontinuance of or Adjustments to the Basket Indices; Alteration of Method of Calculation

        If a particular Basket Index is calculated and announced by a successor index sponsor acceptable to us, or if a particular Basket Index is replaced by a successor index using, as determined by the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the Basket Index, then we will deem that successor index to be a Basket Index for the purposes of determinations pertaining to the Notes.

        If a "Basket Index adjustment event" occurs, then the calculation agent will determine if the Basket Index adjustment event has a material effect on the potential amount payable under the Notes and, if so, the calculation agent will calculate the Closing Index Value using, instead of the published value for the affected Basket Index, the Closing Index Value as of that Determination Date and for all Determination Dates after that determined by the calculation agent in accordance with the formula for and method of calculating the Basket Index last in effect prior to the change, failure or cancellation, but using only those securities that comprised the Basket Index immediately prior to that Basket Index adjustment event.

        If the calculation agent determines, in its sole discretion, that the calculations described in the previous paragraph will not achieve an equitable result or are impracticable, then the calculation agent may make such further calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Basket Index or such successor Basket Index, as the case may be, as if the Basket Index adjustment event had not occurred, and the calculation agent will calculate the Closing Index Value and the Initial Index Value, if necessary, with reference to the Basket Index or such successor Basket Index, as adjusted. Accordingly, if the method of calculating the Basket Index or a successor Basket Index is modified so that the level of such Basket Index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such Basket Index in order to arrive at a level of the Basket Index or such successor Basket Index as if it had not been modified. We will notify you in a reasonable manner of any such adjustments or calculations.

        A "Basket Index adjustment event" occurs if (a) one of the Basket Index sponsors announces, on or prior to any Determination Date, that it will make a material change in the formula for or the method of calculating its Basket Index or in any other way materially modifies its Basket Index (other than a modification prescribed in that formula or method to maintain its Basket Index in the event of changes in constituent stock and capitalization and other routine events) or permanently cancels its Basket Index and no successor Basket Index exists or no longer calculates its Basket Index or (b) one of the Basket Indices fails, on any Determination Date, to calculate and announce its Basket Index.

        If, during the term of the Notes, any closing level published by one of the Basket Index sponsors that is utilized for any calculation of amounts payable under the Notes is subsequently corrected and the correction is published by one of the Basket Index sponsors, the calculation agent will determine the amount that is payable as a result of that correction, and, to the extent necessary, will adjust the terms of the amounts payable under the Notes to account for such correction; provided, that if any correction is made by one of the Basket Index sponsors to the Closing Index Value for a Basket Index on the final Determination Date, the calculation agent will make the adjustment described above as to the final Determination Date only if the correction is published by that particular Basket Index sponsor within one scheduled Trading Day after the final Determination Date.

Manner of Payment and Delivery

        Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in Wilmington, Delaware, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of the Calculation Agent

         We will serve initially as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. In our role as calculation agent, we will make all determinations regarding the Closing Index Values and Closing Basket Values on Determination Dates, the amount of the Basket Return Payment at maturity, market disruption events, extraordinary events, Trading Days, business days, and the amounts payable in respect of your Notes. Absent manifest error, all of our determinations in our role as calculation agent will be final and binding on you and us, without any liability on our part. You will not be entitled to any compensation from us for any loss suffered as a result of any determinations we make in our role as calculation agent.

 Governing Law

       The Notes will be governed by the laws of the State of New York.

 HEDGING

        In anticipation of the sale of the Notes, we expect that we or our affiliates will enter into hedging transactions involving purchases of securities included in or linked to the Basket Indices and/or listed and/or over-the-counter options or futures on Basket Indices stocks or listed and/or over-the-counter options, futures or exchange‑traded funds on the Basket Indices. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

  acquire or dispose of long or short positions of securities of issuers of the Basket Indices stocks,

  acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange‑traded funds or other instruments based on the basket value or the value of the Basket Indices stocks, acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange‑traded funds or other instruments based on the level of other similar market indices or stocks, or any combination of the above three.

         We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

         We or our affiliates may close out our or their hedge on or before the final Determination Date. That step may involve sales or purchases of Basket Indices stocks, listed or over-the-counter options or futures on Basket Indices stocks or listed or over-the-counter options, futures, exchange‑traded funds or other instruments based on the basket value or Basket Indices designed to track the performance of the Basket Indices or other components of the U.S. equity market.

         The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in the accompanying prospectus supplement for a discussion of these adverse effects.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The discussion below supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement. This discussion applies to you if you are a United States holder, you hold your Note as a capital asset for U.S. federal income tax purposes, and, unless otherwise indicated, you acquire your Note at the initial issue price in this offering. You are a United States holder if you are a beneficial owner of a Note and you are either:

  a citizen or resident alien individual of the United States;

  a corporation (including for this purpose any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust (i) that is subject to the primary supervision of a court within the United States and under the control of one or more U.S. persons, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States holder.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (referred to as the "Code"), U.S. Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as of the date of this Product Supplement and all of which are subject to change, possibly with retroactive effect. This discussion is not a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. Furthermore, this discussion may not provide a detailed description of the U.S. federal income tax consequences applicable to you if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as:

  a person subject to the alternative minimum tax;

  an expatriate;

  a financial institution;

  an individual retirement or other tax-deferred account;

  a dealer in securities or currencies;

  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  a life insurance company;

  a tax-exempt organization;

  a person that holds the Notes as a hedge, a position in a "straddle" or as part of a "conversion" transaction for tax purposes; or

  a person whose functional currency is not the U.S. dollar.

If a partnership (including for this purpose any other entity, whether or not created or organized in or under the laws of the United States, treated as a partnership for U.S. federal income tax purposes) holds the Notes, the tax treatment of a partner as a beneficial owner of a Note generally will depend upon the status of the partner and the activities of the partnership. Foreign partnerships are subject to special tax documentation requirements.

Any special U.S. federal income tax considerations relevant to a particular issue of Notes will be provided in the applicable Terms Supplement to this Product Supplement.

You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you resulting from your ownership of the Notes, as well as the consequences to you.

Notice Pursuant To I.R.S. Circular 230

Nothing in (a) the discussion under the heading "Supplemental U.S. Federal Income Tax Consequences," (b) the discussion under the heading "United States Federal Income Taxation" in the accompanying prospectus supplement, or (c) the discussion under the heading "U.S. Federal Income Tax Considerations" in the applicable Terms Supplement to this Product Supplement (such discussions collectively being the "Tax Discussion") is intended or written by CIBC or by its  counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. The Tax Discussion is provided to support the promotion and marketing of the Notes by CIBC. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Interest Income

In the opinion of our counsel, Mayer, Brown, Rowe & Maw LLP, your Note will be treated as a debt instrument subject to the special tax rules governing contingent debt instruments for U.S. federal income tax purposes.

Under the contingent debt instrument rules, you will be required to take into account interest income on the Notes on a constant yield basis based on the comparable yield (which is described below), regardless of whether you use the cash or accrual method of tax accounting. As a result of the operation of these rules (as described below), you generally will be required to include interest income each year you hold the Notes, regardless of whether any payment is made on the Notes.

Operation of the Contingent Debt Instrument Rules

Under the contingent debt instrument rules, you will accrue an amount of ordinary interest income, as original issue discount for U.S. Federal income tax purposes, for each accrual period prior to and including the Maturity Date of the Notes that equals:

  the product of (a) the adjusted issue price of the Notes as of the beginning of the accrual period and (b) the comparable yield to maturity of the Notes, adjusted for the length of the accrual period;

  divided by the number of days in the accrual period; and

  multiplied by the number of days during the accrual period that you held the Notes.

The initial issue price of the Notes generally will be the price at which we first offer the Notes pursuant to the applicable Terms Supplement to this Product Supplement (and will be set forth in such Terms and Highlights Summary under the heading "U.S. Federal Income Tax Considerations"). The adjusted issue price of a Note is its issue price increased by interest previously accrued on the Note (determined without regard to any adjustments to interest accruals described below), and decreased by the amount of any projected payments previously made on the Notes. The comparable yield is the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes.  The comparable yield for the Notes will be set forth in such Terms Supplement under the heading "U.S. Federal Income Tax Consideration".  If the comparable yield for the Notes were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule, described below, could differ materially from the projected payment schedule provided by us.

The contingent debt instrument rules also require that we provide, solely for U.S. Federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the Notes. This schedule must produce the comparable yield. For U.S. Federal income tax purposes, you must use the comparable yield and the projected payment schedule in determining interest accruals, and the adjustments thereto described below, in respect of the Notes, unless you timely disclose and justify your use of other estimates to the IRS.

Based on the comparable yield, if you are an initial holder that holds a Note to maturity, and you pay your taxes on a calendar year basis, you would generally have to include in income the amounts of interest income from the Note each year (subject to adjustment as discussed below) as set forth in the applicable Terms Supplement to this Product Supplement.  The projected payment schedule for a Note as set forth in the applicable Terms and Highlights Summary to this Terms Supplement.

THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE FOR THE NOTES ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

Adjustments to Interest Accruals

If a Note provides for Coupon Payments, and the amount of the Coupon Payment you receive in a taxable year with respect to a Note exceeds the amount of the projected payment for that taxable year, you will incur a "net positive adjustment" under the contingent debt instrument rules equal to the amount of such excess. You must treat any "net positive adjustment" as additional interest income for the taxable year. If a Note provides for Coupon Payments, and the amount of the Coupon Payment you receive in a taxable year with respect to a Note is less than the amount of the projected payment for that taxable year, you will incur a "net negative adjustment" under the contingent debt instrument rules equal to the amount of the difference. A "net negative adjustment" will reduce the amount of interest income you must include on the Notes for that taxable year.

If you purchase Notes for an amount other than their adjusted issued price, you may be required to make additional adjustments to the amount of interest you otherwise include in income with respect to the Notes, which adjustments would adjust your basis in the Notes. If you purchase Notes for an amount other than upon their adjusted issue price, you should consult your tax advisor regarding the application of those special rules.

Sale, Exchange or Retirement of a Note

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes), decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the Notes (without regard to actual amount paid) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase the Notes at a price other than their stated principal amount.

In addition, if you hold a Note at maturity, and the actual payment of cash you receive at maturity is greater or less than the payment at maturity reflected on the projected payment schedule, you will incur a net positive adjustment or net negative adjustment, respectively, equal to the amount of the excess or deficit. In the case of net positive adjustment, you will treat the adjustment as additional interest income for that taxable year. In the case of net negative adjustment, this adjustment will (a) reduce the amount of interest income on the Notes you included in income for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the amount of interest income on the Notes you included in income during prior taxable years.

Because the Notes are subject to the contingent debt instrument rules, any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. The deductibility of capital loss is subject to limitation.

Information Reporting and Backup Withholding

Please see the discussion under "United States Federal Income Taxation--Information Reporting and Backup Withholding" in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Note. Please note, however, that the current rate of backup withholding is 28%.  This rate is scheduled to adjust for tax years after 2010.

 SUPPLEMENTAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes certain of the principal Canadian federal income tax consequences generally applicable to a holder who purchases Notes at the time of their issuance and who at all relevant times, for purposes of the Income Tax Act (Canada) which we refer to as the "Act", is neither resident nor deemed for any purpose to be resident in Canada, deals with CIBC at arm's length, does not use or hold and is not deemed to use or hold the Note in carrying on a business in Canada and is not a non-resident insurer which carries on business partly in Canada and partly outside Canada. We refer to such holders as "non-resident holders".

        This summary is based on the Act and the regulations made thereunder (which we refer to as the "regulations") in force on the date of this Product Supplement, all specific proposals (which we refer to as the "proposals") to amend the Act and the regulations publicly announced prior to the date of this Product Supplement by the Minister of Finance (Canada) and the administrative positions or assessing practices of the Canada Revenue Agency, formerly known as The Canada Customs and Revenue Agency (which we refer to as the "CRA") as made publicly available prior to the date of this Product Supplement. Except for the proposals, this summary does not take into account or anticipate any changes to the law or the CRA's administrative positions or assessing practices whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. This summary is not applicable to a holder that would be a "foreign affiliate" of a person resident in Canada for purposes of the Act.

        This summary is of a general nature only, is not exhaustive of all Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular non-resident holder. Non-resident holders are advised to consult their own tax advisors with respect to their particular situations.

        The discussion below supplements the Canadian federal income tax consequences described in the accompanying prospectus supplement and, if the discussion below is inconsistent with that contained in the prospectus supplement, the discussion below should supersede that contained in the prospectus supplement.

        Based in part on an understanding of the CRA's administrative practice, the payment by CIBC of the principal amount, the Basket Return Payment, if any, and the Coupon Payment, if applicable, on a Note to a non-resident holder will be exempt from Canadian non-resident withholding tax. Similarly, Canadian non-resident withholding tax should not apply to any amount paid to the non-resident holder as proceeds of a disposition of the Note.

        No other taxes on income (including taxable capital gains) will be payable under the Act by a non-resident holder in respect of the acquisition, holding, redemption or disposition of a Note.

CERTAIN ERISA CONSIDERATIONS

         The discussion below is general in nature and is not intended to be all-inclusive. Any fiduciary of a Plan (as defined below) that is considering an investment in the Notes should consult with its legal advisors regarding the consequences of such investment.

         Any prospective purchaser using "plan assets" of any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or of any "plan" within the meaning of Section 4975 of the Code (each of the foregoing, a "Plan") should consider the applicable fiduciary standards under ERISA, the Code and any other applicable law, including diversification and prudence requirements, before authorizing an investment in the Notes. In addition, ERISA and the Code prohibit a wide range of transactions involving the assets of a Plan and persons having specified relationships to such Plan ("parties in interest" under ERISA and "disqualified persons" under Section 4975 of the Code).

         Governmental and certain church plans (each as defined under ERISA) are not subject to ERISA or Section 4975 of the Code but may be subject to substantially similar applicable laws or regulations. Any fiduciary of a governmental or church plan considering purchase of Notes should determine the need for, and the availability of, any exemptive relief under such laws or regulations.

         We, or CIBC World Markets Corp., may be a party in interest or a disqualified person with respect to Plans that purchase Notes, as a result of various financial services (including trustee, custodian, investment management or other services) that we or an affiliate provide to such Plans. An investment in Notes by a Plan may give rise to a prohibited transaction in the form of a sale of property to, or an extension of credit by, investing Plan. Consequently, before investing in the Notes, any person who is, or who is acquiring the Notes for, or on behalf of, a Plan must determine that the purchase, holding and disposition will not result in a prohibited transaction or that a statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code is applicable to the purchase, holding and disposition of the Notes.

         The statutory or administrative exemptions from the prohibited transaction rules under ERISA and Section 4975 of the Code which may be available to a Plan which is investing in the Notes include: (i) Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; (ii) PTCE 91-38, regarding investments by bank collective investments funds; (iii) PTCE 84-14, regarding transactions effected by "qualified professional asset managers"; (iv) PTCE 95-60, regarding investments by insurance company general accounts and (v) PTCE 96-23, regarding transactions effected by "in-house asset managers" (collectively referred to as the "Plan Investor Exemptions"). The Notes may not be acquired by any person who is, or who in acquiring such Notes is using the assets of, a Plan unless one of the Plan investor exemptions or another applicable exemption is available to the Plan, and all conditions of such exemption are satisfied.

         The acquisition of the Notes by any person or entity who is, or who in acquiring such Notes is using the assets of, a Plan shall be deemed to constitute a representation by such person or entity to us that the purchase, holding and disposition of the Notes is afforded exemptive relief from the prohibited transaction restrictions under ERISA and Section 4975 of the Code pursuant to the Plan Investor Exemptions or another applicable exemption. The acquisition of the Notes by any person or entity who is, or who in acquiring such Notes is using the assets of, a governmental or church plan shall be deemed to constitute a representation by such person or entity that the acquisition, holding and disposition of such Notes is not prohibited by any federal, state or local laws or regulations applicable to such plan.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        We have appointed CIBC World Markets Corp. and certain other dealers as our agents to solicit offers on a reasonable efforts basis to purchase the Notes. Each is party to the distribution agreement described in the "Plan of Distribution" in the accompanying prospectus supplement. The agents may also appoint subagents to purchase the Notes. The agents or their subagents will receive a commission as set forth in the applicable Terms Supplement.  Unless otherwise indicated in the relevant Terms Supplement, the agents will initially offer the Notes directly to the public at the public offering price set forth on the cover page of that Terms Supplement.  The agents may allow a concession to other dealers in the amount set forth on the cover page of the relevant Terms Supplement. After the initial offering of the Notes, the agents may vary the offering price and other selling terms from time to time.

        The agents may purchase the Notes as principal at prices to be agreed upon at the time of sale. They may resell any Notes they purchase as principal at prevailing market prices, or at other prices, as they determine.

        This Product Supplement may be used by CIBC World Markets Corp. or any of our other affiliates in connection with offers and sales of the Notes in secondary market transactions. A secondary market transaction is one in which CIBC World Markets Corp. or another of our affiliates resells a Note that it has previously acquired from another holder. A secondary market transaction in a particular Note occurs after the original sale of the note. We describe secondary market transactions and other matters relating to the distribution of the Notes in the accompanying prospectus supplement and the accompanying prospectus under "Plan of Distribution."

        Unless we or any of the agents inform you in your confirmation of sale that your Note is being purchased in its original offering and sale, you may assume that you are purchasing your Note in a secondary market transaction.

        You should rely only on the information incorporated by reference or provided in the relevant Terms Supplement, this Product Supplement, the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the relevant Terms Supplement, this Product Supplement, the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of the document.

        CIBC World Markets Corp. is our indirect wholly-owned subsidiary.  The agents will conduct each offering of the Notes in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding a NASD member firm's distributing of notes of an affiliate. Neither the agents nor any dealer utilized in the initial offering of the Notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer

        In order to facilitate the offering of the Notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or of any other notes the prices of which may be used to determine payments on the Notes. Specifically, the agents may overallot in connection with any offering of the Notes, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes or of any other notes, the agent may bid for, and purchase, the Notes or any other notes in the open market. Finally, in any offering of the Notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

TABLE OF CONTENTS

 Product Supplement

Page
PRODUCT SUPPLEMENT SUMMARY	PS‑1
QUESTIONS AND ANSWERS REGARDING THE NOTES	PS‑3
RISK FACTORS	PS‑6
USE OF PROCEEDS	PS‑10
THE S&P 500® INDEX	PS‑11
THE DOW JONES EURO STOXX 50® INDEX	PS‑14
THE NIKKEI 225 INDEX	PS‑17
SPECIFIC TERMS OF THE NOTES	PS‑19
HEDGING	PS‑23
SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSEQUENCES	PS‑24
SUPPLEMENTAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES	PS‑27
CERTAIN ERISA CONSIDERATIONS	PS‑28
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS‑29

 Prospectus Supplement

Page
SUMMARY	S‑1
RISK FACTORS	S‑2
ADDITIONAL RISKS	S‑5
DESCRIPTION OF NOTES	S‑6
HEDGING	S‑12
CLEARANCE AND SETTLEMENT	S‑13
UNITED STATES FEDERAL INCOME TAXATION	S‑16
CANADIAN FEDERAL INCOME TAXATION	S‑24
PLAN OF DISTRIBUTION	S‑25
LEGAL MATTERS	S‑27

 Prospectus

Principal Protected Notes

(Based on the Value of a Global Basket of Three
Equity Indices)

Product Supplement
January 20, 2006